Exhibit 99.2

TELULAR CORPORATION, #4532325
TELULAR CORPORATION - 2ND QUARTER 2012 EARNINGS
CONFERENCE CALL
May 3, 2012, 16:30 ET
Chairperson: Joe Beatty (Mgmt.)

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to Telular's Second Quarter 2012 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star key followed by the one on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you're using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Thursday, May 3rd, 2012.

I would now like to turn the call over to Lauren Morea of the Blueshirt Group. Please go ahead.

Lauren Morea:
Thank you.  Good afternoon, ladies and gentlemen, and welcome to Telular Corporation's conference call to discuss operating results for the second quarter of 2012.  By now, everyone should have had an opportunity to view the press release distributed this morning.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular.com/investor.

On the line with us today from Telular's management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company's 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I'd like to turn the call over to Mr. Joe Beatty.

Joe Beatty:
Thanks, Lauren.  Good afternoon, everyone.  We had a terrific second quarter, and with the closing of the SkyBitz acquisition, Telular's growth has accelerated to a new level.  This quarter we grew revenue in both our Telguard and TankLink businesses and successfully assimilated SkyBitz into the Telular family.  With a new business line and expanding subscriber base, we continue to build upon our stream of high margin, recurring service revenue.  Demand for our advanced product lines in the wireless security industry remains strong and we continue to achieve our guidance on Telguard units.  Our businesses are operating very well and we're executing our strategy to drive growth, both organically and through targeted acquisition, while continuing to generate strong profitability.  We further expanded our market opportunity both in the U.S. and internationally.  We recently entered the Canadian market with Telguard, as well as our new Personal Emergency Response Service (or PERS) offering.  Our cash generation remains strong, allowing us to reward our shareholders with a regular quarterly dividend payment.  Looking forward, we feel confident in our continued execution and are reiterating our fiscal year 2012 adjusted EBITDA guidance.

I'll go into more detail on our progress this quarter as well as our long term strategy later in the call. For now I'll turn it over to Jonathan Charak, our CFO, to review our financial results.

Jonathan Charak:
Thank you, Joe.  Good afternoon, everyone.  We delivered strong second quarter financial results, and as Joe mentioned, with the closing of the SkyBitz acquisition, we have a substantially larger revenue base.  As a reminder, with an acquisition closing date of February 1st, only two months of SkyBitz's operations are included in the consolidated results reported today.

In the second quarter we reported total revenue of $19.8 million, including 11.4 million from recurring services. Pre-tax income was $1.9 million and adjusted EBITDA was 3.9 million.

As a reminder, last quarter we announced that Telular will now use adjusted EBITDA as a non-GAAP measure going forward rather than net income before non-cash items.  Adjusted EBITDA is a non-GAAP measure which adds back interest expense, income taxes, depreciation, amortization and stock-based compensation expense to net income.  This is a more appropriate measure given we now have debt in our capital structure.

One other notable item regarding changes to the way we report financial results is the fact that with the SkyBitz acquisition our SEC reporting will now include two segments versus our prior practice of reporting as a single segment.  Specifically, we will now report the combined results of our Telguard and TankLink business lines within the Event Monitoring segment, while SkyBitz will be included in our Asset Tracking segment.  As prescribed by the SEC reporting requirements, this distinction is based primarily upon the internal financial reporting that is utilized by the executive team to run the business.

For the second quarter, Event Monitoring and Asset Tracking revenue was 13.9 million and $5.9 million, respectively.  Adjusted EBITDA for Event Monitoring and Asset Tracking was 4.4 million and $0.5 million, respectively, excluding corporate cost of $1 million.  Within our Event Monitoring segment, total Telguard revenue was up 16% year-over-year to $11.6 million including 7.5 million of recurring service revenue.

During the quarter, Telguard activated over 30,200 new subscribers and the total number of Telguard subscribers decreased sequentially to 589,100.  Average revenue per unit (or ARPU) also increased sequentially to $4.32 from $4.30 during the quarter due to customer mix.  Telguard product revenue for the second quarter was $4.1 million, as we sold approximately 30,900 units, consistent with our unit guidance.  The average selling price (or ASP) for a Telguard hardware unit in the second quarter was $132.  We are experiencing strong overall demand for our new line of 3G/4G products and are reiterating our guidance of Telguard unit sales for the remainder of this fiscal year of 25,000 to 35,000 per quarter.

The other major component to our Event Monitoring segment is TankLink.  TankLink revenue increased 21% over the prior year period to $1.8 million, including recurring service revenue of $965,000 or 53% of total TankLink revenue.  In our Asset Tracking segment, for which SkyBitz is currently the sole line of business, revenue was $5.9 million, including product revenue of $3 million and recurring service revenue of 2.9 million.

For competitive reasons, we no longer provide specific information related to ARPUs, ASPs and subscriber counts for our TankLink and SkyBitz business lines.  Alternatively, we will report these metrics on a consolidated basis with all of our machine-to-machine businesses, including Telguard.  Accordingly, Telular ended the second fiscal quarter with a combined total of 798,000 billable M2M units with an ARPU of $5.46.  Additionally, on a consolidated basis, 40,500 monitoring and tracking hardware units were sold with an ASP of $186.

Turning to expenses.  Operating expenses for the second quarter were $8.4 million, including two months of operating expenses from SkyBitz.  It should be noted that these expenses now include amortization of intangible assets identified with the SkyBitz acquisition, which totaled nearly $900,000 during the second quarter and is expected to be approximately $1.3 million on a regular quarterly basis going forward.  Also included in operating expenses for the second quarter was approximately $100,000 of acquisition costs, bringing the total to $300,000 for the first half of 2012.  We do not anticipate any additional deal cost for this transaction.

During the second quarter, we paid shareholders a dividend of $0.11 per share of common stock.  Despite this payment of $1.8 million, as well as the use of existing cash for the SkyBitz acquisition, we were able to end the period with a cash balance of $10.1 million as we continue to generate cash flow.  The Board declared a regular quarterly dividend of $0.11 per share payable on May 22, 2012 for shareholders of record as of the close of business on May 15, 2012.  We believe we are delivering a meaningful return to our shareholders by executing our growth strategy while simultaneously distributing dividends.

Now, I'd like to turn the call back over to Joe to go into a more detailed discussion of the business.

Joe Beatty:
Thanks, Jonathan.  I'm pleased with our results this quarter and I'm very excited about the way our Company has evolved, with three growing and profitable business lines.  We are achieving our goal, increasing our service revenue, while managing the bottom line and rewarding shareholders with a dividend.

Looking more closely at the second quarter, Telguard performed very well.  Our sales efforts remain focused on selling Telguard service to the small and midsized security dealers.  This has allowed us to generate higher ARPU as our mix changes.  More specifically, we have increased the number of active Telguard dealers by 27% over the prior year period, to a total of 2,270.  We define an active dealer as any security dealer that has activated at least one unit during the quarter.

Additionally, our most noteworthy new product, the 3G/4G cellular communicator for Telguard customers, has been very well received in the market.  As I previously mentioned, we've evolved our entire line of Telguard cellular alarm communicators to 3G/4G devices, and are able to sell them for the price of today's 2G product.  This allows dealers to seamlessly switch to our latest generation product without impacting their business model or profit.

During the quarter, we expanded internationally with the announcement of the availability of both Telguard and our PERS communicators to Canadian dealers.  We also announced that our commercial Telguard service offering added an additional UL listing for standard line security service.  This UL listing recognizes the added security requirements for higher-risk businesses, such as jewelry stores, and gives dealers the opportunity to help these businesses meet insurance requirements.  Unlike other solutions, Telguard's 3G/4G line of security products deliver up to three layers of redundancy by supervising products first with the 3G/4G network, then the GPRS network, and finally, with SMS text messaging, if those two network services are overloaded or unavailable in a specific area.

Turning to our new line of business.  As we've highlighted, we successfully closed the acquisition of SkyBitz this quarter.  The subsequent positive contributions from this new line of business fully support our initial assessment of this transaction as accretive.  We're using SkyBitz as a GLS technology to monitor and provide real-time visibility to many different asset types, including truck trailers, intermodal containers, oilfield equipment, rental equipment and others.  And finally, we've been able to grow our TankLink business by expanding margin as we steadily grow the number of tanks monitored, as evidenced by a 21% year-over-year increase in revenue this quarter.

In summary, we remain dedicated to growing our high margin, recurring revenues stream in a profitable way.  We have strong visibility into our business and remain committed to revenue growth, and as you know, maximizing shareholder value.

With that, I'd like to turn it over to the operator to coordinate any questions that you might have.

Operator:
Thank you, sir.  Ladies and gentlemen, we will now begin the question-and-answer session.  As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  And if you're using speaker equipment you will need to lift your handset before making your selection.   Once again, that's star, one to ask a question.  One moment please.

Our first question comes from the line of Michael Kim with Imperial Capital. Please go ahead.

Michael Kim:	Hi. Good afternoon, Joe. Good afternoon, Jonathan.

Joe Beatty:	Good morning.

Jonathan Charak:	Good afternoon.

Michael Kim:
I wanted to just get a sense on Telguard, if you expect to maintain the churn rates that we saw in the second quarter through the balance of the year.  And also any commentary on activations in the balance of the year.

Jonathan Charak:
Right.  The large customer that has given us periodic deactivations did not give us any this quarter, so if you look strictly as this current quarter the churn rate would appear a little bit lighter than the 10% annual rate that we've discussed.  But we think continuing going forward on average over an extended period of time the 10% annually is the correct number.

Michael Kim:
Okay.  And then I guess one of the largest monitoring providers in the industry talked a little bit about a very high and increasing take rate of their interactive service, are you seeing a similar early ramp with some of the dealers that, active dealers that you've penetrated with and specifically your interactive product?

Joe Beatty:
We are.  Interactive services is going well.  We don't disclose the accounts here yet but we similarly are seeing accelerating take rates for it.  And again, we feel very good about our solution.  It's a smartphone application across all three platforms, Blackberry, android and the iPhone.  A very simple interface, lots of people turn it on and off from their smartphone and we are also seeing acceleration there.  So that's very good.  We charge typically $1.99 a month for that to dealers, they mark it up as they see fit and it's a nice incremental margin (inaudible) standard account.  So, yes, things are going well there.

Michael Kim:
And then switching to SkyBitz, can you talk about expansion to adjacent verticals or other verticals, specifically government?  And then also, could you comment on international expansion?  I think in recent quarters you talked a little bit about the VAR channel.

Joe Beatty:
Sure.  In terms of adjacent segments within the U.S., SkyBitz historically has done most of its work helping trucking firms track trailers, and that still is the dominant piece of business.  We're seeing a lot of uptick in oil and gas recently.  I think the fracking phenomenon that we have all heard about is a great segment for us as well and growing.  Government also, we've got some unique variations of product meeting some higher specifications the government has; such as certifications for tracking of ammunitions and other government assets.  So we expect more growth there as well.  And I think intermodal containers will be the third one I'd highlight as an area where we expect higher growth.  But we're working all of those domestically.  I would say internationally we're still in the mode, we just, delevoped Iridium, a new GPT product from Iridium that will get us coverage all over the globe.  Our way to get to market is to, as you identified, partner with value added resellers.  So we're still in the recruitment phase for those resellers around the world, and so it's early, I would say, on that front.

Michael Kim:	And then one quick question for Jonathan. Is your expectation for capex somewhere around that $2 million range, is that, you know, a reasonable approximation for us to use?

Jonathan Charak:
As a run rate going forward for the combined companies, that is what I would say.  Even despite only two months worth of SkyBitz this period, we were actually a little bit below that rate this past quarter.  But, yes, as a run rate going forward that would be a reasonable expectation.

Michael Kim:	Great, thank you very much.

Joe Beatty:	Thanks, Michael.

Operator:	Thank you. And our next question comes from the line of Pete Underland with Maze Partners. Please go ahead.

Pete Underland:	Thank you. Good afternoon guys.

Joe Beatty:	Afternoon, Pete.

Pete Underland:	The ASP for Telguard was down a little bit, despite the fact that you're not selling 3G/4G units, I mean is there some type of pressure or what's that about?

Joe Beatty:
Yes, Pete, there is no pricing pressure.  What's really going on there is mix.  Our 3G/4G pricing strategy is to leave those unit prices the same as 2G, so we're never expecting an uptick with that new technology.

Pete Underland:	Mm-hmm.

Joe Beatty:
Part of the draw for dealers is that they don't have to think about it; they just buy the model they were buying from us and all of a sudden it's the next generation at the same price.  So the gradual drift downward you're seeing is really mix.  It's got to do with our TG-1 Express, our latest product, being more and more popular, about half of our volume these days and it has a lower price point.

Pete Underland:
Mm-hmm.  Okay.  And you talked about the fact that your large customer didn't give you any discontinuation in that regard for the churn rate, I guess, like 7 or 8% in the quarter, and you said 10% is more normal going forward, is there something that's helped it in the quarter other than not having all those, you know, discontinued units at all?  And also, is it possible that they will (inaudible) in subsequent quarters, is that part of the reason (audio interference) closer to 10% longer term?

Joe Beatty:
Yes, your mathematics is right, Pete.  If you took the quarter and annualized it, it was 7 to 8, and so we do talk about 10% on a normalized basis because we do expect that large customer to continue to give us lumpy periodic disconnect orders rather than a seemingly continuous flow.  So, yes, nothing more to say about it other than it was one of those better quarters in that regard.  But I think, again, as Jonathan said, the right way to think about it is 10% annualized, over the medium to long term.

Pete Underland:
Okay.  And then does the appointment of General Handy lead to a particular focus on military or is it just part of the overall strategy, more government, more logistics? You know, it's generally a wider market.

Joe Beatty:
Yes.  General Handy is multifaceted.  We're thrilled to have him on board.  He's a logistics expert, and if you look at our lines of business, TankLink and SkyBitz are logistics oriented solutions, so we appreciate that expertise that he has.  He does know the government procurement process very well having been on the other side of it for a long time.  So that will help us because government is a sector that SkyBitz is hoping to better penetrate.  But I would say we asked him to become a director more for his general leadership skills.  He's a retired four-star general, a very exclusive rank in the military and he's got leadership skills that we are very excited to have on board.  So really his overall leadership, his logistics expertise, brings us a new dimension.

Pete Underland:	Okay, great. And great results, thanks guys.

Joe Beatty:	Thanks, Pete.

Operator:
Thank you.  And as a reminder, ladies and gentlemen, if there are any additional questions, please press star, followed by the one at this time.  If you are using speaker equipment, you'll need to lift the handset before making your selection.

Our next question is from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Hello. Good afternoon, gentlemen.

Joe Beatty:	Brett, good afternoon.

Russ Silvestri:
A couple of questions.  Do you have a total headcount number, you know, this year versus last year?  And then the other things I wanted to ask, it looked like your accounts receivable grew a little faster as a percentage of sales than we've seen in the past, I was curious if you had any conversation or any ideas to attribute that?  And then the last question was, can you elaborate a little bit more on the go-to-market strategy for SkyBitz, so are you hiring more sales people, how many people do you have actually pursuing that business?

Jonathan Charak:
Right.  So I'll start, Russ, with the employee count.  We have 143 employees as we sit here today, with roughly 50 of them being from SkyBitz and 93 or 94 for Telular, what was the old Telular.  As compared to last year, obviously we didn't have SkyBitz, any of those folks, and Telular is a handful bigger than it was a year ago, maybe three or four more employees than it was a year ago at this time.

In terms of the AR, you know, obviously we added the SkyBitz AR to our balance sheet.  I don't think there's anything in particular that would give cause to worry.  They have a different customer base with a lot of trucking companies and we're obviously going to be working with them to, as we do with our own stuff in-house on the Telular side and TankLink side just to minimize the collection times.  But I don't think there's anything in particular that would be cause for concern.  There's no big large outstanding accounts or anything of that nature.

Joe Beatty:	We had a pretty good history on AR turn with services, revenue turns very quickly, so that's probably better than what you'd seen in typical companies I would think.

Jonathan Charak:
Let me answer Russ, your go-to-market question on SkyBitz.  They have a very—a five-layered approach to get-to-market.  In the U.S. they have an inside sales group that focuses on accounts that we believe will be below a thousand units, we then have geographically-based major account reps around the country that's focused on larger customers.  We have a couple of national accounts senior sales reps that go after the largest of the large and that's how we attack.  Two more segments.  We're signing value added resellers to SkyBitz internationally, as I mentioned, so that's a fourth way to market, but we also are doing that within the U.S. and that's newer for SkyBitz.  They've been really exclusively direct for that so we have a domestic value added reseller effort as well.  So five different branches to the tree.  There's about a dozen, I'm not sure exactly—I think it's about a dozen folks across those five, maybe 12 to 15.  I was at the quarterly sales meeting recently, and good, energetic, seasoned group.  So that's how we go-to-market at SkyBitz.

Russ Silvestri:	Great. Thanks.

Joe Beatty:	All right, Russ. Thanks.

Operator:	Thank you. And our next question comes from the line of Ted Moreau with Knight (ph) Capital. Please go ahead.

Ted Moreau:
Hi, good afternoon.  Joe, maybe a question for you but for Jon as well; kind of a very broad brush question.  But are there any wireless technology developments out there that could further significantly benefit your business?  For example, I would presume the 2G to 3G transition might have been beneficial but I'm not so sure 4G would be.  And, you know, is there—you mentioned Iridium, is there in the satellite area also that in terms of technology changes that might benefit Telular as well?

Joe Beatty:
Yes, I feel like we've covered the spectrum of all the various wireless communications technologies somewhere within Telular these days.  It was great to add the satellite expertise to SkyBitz.  And even within that they have geosynchronized historically and we have now Iridium as well, so both kind of categories of satellite coverage.  So I think they have (inaudible) there.  We've always been good at cellular here at Telular.  We also do wireless communications as well; so unlicensed spectrum like the cordless phone we have at home, we can use those to gather up (inaudible) TankLink.  We have client hardware that uses local unlicensed spectrum to consolidate tank measures into a single host which brings it back over the cell network.  We're studying, I will tell you, WiFi is relevant potentially for Telguard down the road.

Ted Moreau:	Mm-hmm.

Joe Beatty:
It’s that Telguard device we have in everyone's home.  Perhaps it can have higher value add functionality over time if it could communicate to other devices in the home, and likewise pretty easy to understand.  It's a broadband being able to transmit data on an IP basis over cable.  Television infrastructure is a relevant technology and that's one we're learning about here as well.  So I feel good.  I feel like we know many of them and they all have their special applications where they're useful and I really like, with SkyBitz, satellite experts, I think they'll—you know, SkyBitz will benefit in terms of its customer penetration with the cellular terrestrial expertise we bring from the other part of the company over time.  So lots of good reinforcing knowledge.  But I don't see any technology issues that would cause dislocation.  One comment on the 2G/3G/4G, you know, our products we first announced as 3G, they are in fact 3G and 4G capable using the definitions that the cellular world has for 4G.

Ted Moreau:	Right.

Joe Beatty:	Yes, so our products are compatible across all three of those technology types, which should last well, well into the future and we're happy to be the first to do it in the security business.

Ted Moreau:	Right. Great, that's just what I was looking for. Thanks for the color on that.

Joe Beatty:	No problem, Ted. Thanks.

Operator:	Thank you. Our next question comes from the line of James Lee (ph) with (inaudible) Capital. Please go ahead.

James Lee:
Thanks.  So a question on the—on TankLink - it looks like the revenue, service revenue is down slightly quarter-over-quarter, so could you explain what happened there?  Did the ARPU go down or did the subs go down?

Jonathan Charak:
There was some—there was a rebate program from the previous quarter related to buying more volume in hardware.  So in other words, back in the December quarter some customers qualified for a discount in this quarter which then went against the service revenue.  And there was also, there was one particular customer that was a managed service customer with higher ARPUs that turned off their units.  So that impacted that number as well.

James Lee:	So it's expected to trend up going forward or?

Jonathan Charak:
Yes.  I mean this is an anomaly.  I mean every quarter in both the TankLink and the Telguard lines of business, the service revenue has gone up every quarter sequentially.  This was an anomaly with a discount program that was run, plus the loss of one customer.  But in terms of tank numbers it wasn't huge but because again it was a managed service with a mid-30s type of an ARPU that also had a negative impact on the overall service revenue for TankLink this quarter.

James Lee:
Okay.  And on SkyBitz, it looks like if I use the last reported number from December of SkyBitz, and I just, say I take two thirds of that, it looks like it's higher than what you reported for the first two months of the calendar year.  Does that have to do with some revenue recognition issues or did the business slow down after you guys had completed the acquisition?

Jonathan Charak:	Are you referring to revenue or income or...

James Lee:	Revenue, for revenue. So if you look at SkyBitz they reported I guess 9.8 million revenue in December, the December quarter.

Jonathan Charak:	Right. So, well a couple of...

James Lee:	And if you...

Jonathan Charak:	Right. So, I...

James Lee:	Go ahead. No, go ahead.

Jonathan Charak:
Well, the March quarter for SkyBitz has historically been their weakest quarter, just in terms of seasonality and the buying habits of their customer base, so that's a little bit of a down quarter.  And so that's the primary reason for that.  And there is a little bit of revenue recognition differences.  They did have some deferred revenue going back historically that would amortize into the period, and that through the purchase accounting has gone way, so that also was a less of a revenue piece going forward.

James Lee:	Okay. And lastly, it looks like your operating cash flow is lower this quarter, much lower than the prior year quarter - is it just the timing of working capital or?

Jonathan Charak:	From the cash flow from operations, you're talking about?

James Lee:	Yes.

Jonathan Charak:
Yes, there's—I think it was mostly just timing.  There's nothing in particular related—special about this particular quarter that would have had any negative impacts.  The receivables, as a previous caller pointed out, was up and again I think we're talking about a little bit of a different customer base there, but there's nothing in particular.

James Lee:	Okay, great. Thank you.

Operator:	And there are no further questions at this time. I would now like to turn the call back over to Mr. Beatty for closing remarks.

Joe Beatty:
Terrific.  Thanks.  Well, thanks, everyone, for being on the call and your interest.  We feel very good, feel like another good quarter, happy to reiterate the guidance that we've set and we look forward to reporting to you again in a quarter.  Thanks.

Operator:
Ladies and gentlemen, this concludes the Telular Second Quarter 2012 Earnings Conference Call.   If you'd like to listen to a replay of today's conference, please dial 303-590-3030 or 1-800-406-7325, with the access code of 4532325.  ACT would like to thank you for your participation.  You may now disconnect.

END